EXHIBIT 10.1

MANAGEMENT CONSULTING AGREEMENT

THIS AGREEMENT is made effective the 1st day of November, 2011.

BETWEEN:

KEVIN SU & COMPANY INC., of 8/F, Qinghua Hi-Tech Port, Nanshan District, ShenZhen, China 518035 Tel:+8675586656426 Ext.8051 (the “Consultant”)

AND:

ANV SECURITY GROUP INC., a Nevada company having an office 8th Floor, Block B, R&D Building, Tsinghua Hi-Tech Park, North Area of Shenzhen Hi-Tech & Industrial Park, Nanshan District, Shenzhen, China  518057

 (the “Company”)

WHEREAS:

A.                         The Company is a United States reporting company under the US Securities Exchange Act of 1934; and

B.                          The Company wishes to engage the Consultant to provide, and the Consultant has agreed to provide to the Company, certain management services, as the Acting Chief Financial Officer for the Company.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by each of the parties to the other and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by both parties) and in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

Definitions

1.01                      In this Agreement, the following words and phrases, unless there is something in the context inconsistent therewith, shall have the following meanings:

(a)	“Agreement” means this agreement dated as of November 1, 2011 and made between the Company and the Consultant as the same is from time to time amended;

(b)	“Board” means the Board of Directors of the Company;

(c)	“Business” means the business carried on by the Company from time to time;

(d)	“Business Day” means any day other than a day which is a Saturday, a Sunday or a statutory holiday in Shenzhen, China;

(e)	“Term” means the term during which this Agreement shall be in full force as defined by section 5.01 of this Agreement; and

any other capitalized term shall have the meaning ascribed to it in this Agreement.

Captions and Section Numbers

1.02                      The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Extended Meanings

1.03                      The words “hereof”, “herein”, “hereunder” and similar expressions used in any clause, paragraph or section of this Agreement shall relate to the whole of this Agreement and not to that clause, paragraph or section only, unless otherwise expressly provided.

Number and Gender

1.04                      Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed to mean the plural or feminine or body corporate where the context of this agreement or the parties hereto so require.

Section References

1.05                      Any reference to a particular “article”, “section”, “subsection” or other subdivision is to the particular article, section or other subdivision of this Agreement.

Governing Law

1.06                      This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and all disputes arising under this Agreement shall be referred to the Courts of the Province of British Columbia.

Severability of Clauses

1.07                      In the event that any provision of this Agreement or any part thereof is invalid, illegal or unenforceable, such provision shall be ineffective to the extent of such illegality or unenforceability, but shall not invalidate or affect the validity, legality and enforceability of the remaining provisions of this Agreement.

Currency

1.08                      All sums of money to be paid or calculated pursuant to this Agreement shall be paid or calculated in currency of the United States unless otherwise expressly stated.

No Contra Proferentum

1.09                      The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties.

Statutes

1.10                      Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

Action on Non-Business Day

1.11                      If by the terms of this Agreement any payment, delivery or event provided for herein is scheduled to take place at a time which falls on a day which is not a Business Day, such delivery, payment or event shall take place on the first Business Day next following.

ARTICLE 2

ENGAGEMENT OF CONSULTANT

Engagement of Consultant

2.01                      Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant for the Term to provide to the Company certain management services including, overseeing the accounting functions of the company, which includes the quarterly and annual filings with the SEC, reporting to the Chief Executive Officer.

Duties and Responsibilities

2.02	Without limiting the generality of section 2.01, the Consultant shall:

(a)	perform such management services in relation to the Company and the Business as the Board from time to time may request of him;

(b)	in the performance of his management services, observe and comply with all policies and guidelines of the Company and all resolutions and directions from time to time made or given by the Board;

(c)

perform his management services honestly, in good faith and in the best interests of the Company exercising the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances;

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(d)	devote so much time and attention to the affairs of the Company as is required to complete, or cause the completion of, his management services as described in Section 2.01 herein, on a timely basis;

(e)	conform to such hours of work as may from time to time be reasonably required of it; and

(f)	perform his management services in such manner as the Consultant sees fit provided that such performance shall always meet with the standards of the Company.

Consultant Status

2.03                      The Consultant shall perform his management services as an independent contractor of the Company and neither the Consultant nor any of the Consultant’s employees is nor shall be deemed to be an employee of, or co-venturer or partner of, the Company and nothing in this Agreement shall be construed so as to make either the Consultant or any of the Consultant’s employees an employee of, or co-venturer or partner of, the Company. Without limiting the generality of the foregoing, this Agreement is an independent contractor agreement and is not nor will it be deemed to be an employment agreement, co-venturer agreement or partnership agreement and nothing in this Agreement will be construed so as to make this Agreement an employment agreement, co-venturer agreement or partnership agreement.

No Employment Benefits

2.04                      Neither the Consultant nor any of his employees shall be entitled to any registered pension fund or plan contributions, group sickness or accident insurance coverage, medical service plan coverage, supplementary employment benefits, profit sharing or group term life insurance, vacation pay or any other type of benefit provided by the Company to the employees of the Company.

No Unemployment Benefits

2.05                      The Consultant acknowledges that as an independent contractor, the Consultant shall not qualify for any assistance under any Employment Insurance Act in Canada or the United States.

ARTICLE 3

REMUNERATION

Remuneration

3.01                      As compensation for his management services, the Consultant shall receive a quarterly management fee of US$12,500.00. The Company shall pay such management fee quarterly on the first day of the quarter to which payment of such management fee relates. The Company has agreed to pay US$12,500 to the Consultant as deposits when both parties sign off this agreement.

Expenses

3.02                      In addition to the remuneration referred to in section 3.01, the Company shall reimburse the Consultant for all expenses actually and reasonably incurred by the Consultant for the benefit of the Company including telephone and travel expenses with the prior approval of the CEO.

Own Consultant Expenses

3.03                      Except as specifically provided for in this Agreement, the Consultant shall be responsible for all the costs associated with providing his management services.

Stock Options

3.04                      As further compensation for his management services, the Company has agreed to grant to the Consultant stock options to acquire up to 100,000 common shares of the Company at a price of $0.5  per share, exercisable until November 1, 2016. The Company has also agreed to grant to the Consultant stock options to acquire up to 100,000 common shares annually if the Consultant continues to provide management service to the Company after one year from the date of this agreement.

ARTICLE 4

CONFIDENTIALITY AND COMPANY CLIENTS

Company Confidential Information

4.01	The Consultant acknowledges and agrees that:

(a)	proprietary, financial and confidential information and materials relating to the Company have been, and will in the future be, disclosed to the Consultant (the “Company Confidential Information”);

(b)

the Company Confidential Information is the exclusive property of the Company and that all right, title and interest in and to the Company Confidential Information shall remain the property of Company and shall be held in confidence by the Consultant; and

(c)

the Company Confidential Information derives its value from not being generally known to the public or by other persons who can obtain economic value or other advantage from its disclosure and use, and is subject to efforts by the Company to maintain its confidentiality.

Consultant Confidentiality Covenants

4.02	The Consultant covenants and agrees that:

(a)	he shall not directly or indirectly acquire any proprietary interest in, or otherwise deal with or use, the Company Confidential Information except as reasonably required for the Business;

(b)

he shall use his best efforts to keep confidential and protect the Company Confidential Information and the interests of the Company in the Company Confidential Information and shall exercise the degree of care that the owner of such information would reasonably be expected to employ for his own benefit with respect to his own proprietary and confidential information; and

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(c)

he shall not directly or indirectly disclose, allow access to, or transfer the Company Confidential Information to third parties, excluding employees of the Consultant, without the prior written consent of the Company.

Covenants Survive

4.03	The covenants and agreements in sections 4.02:

(a)	are in addition to and not in derogation from any of the obligations of the Consultant to the Company; and

(b)	shall survive the termination of this Agreement.

ARTICLE 5

TERM AND TERMINATION

Term

5.01                      Unless otherwise terminated as provided for in section 5.03, this Agreement shall be in full force for an initial term commencing the date first above written and ending October 30, 2012.

Renewal

5.02                      Unless notice of termination has been given by either the Company or the Consultant not less than 30 days prior to the expiry of the Term, this Agreement shall be automatically renewed for a further one year term from and including the day immediately following the last day of the Term on the same terms and conditions as contained in this Agreement (including this term and condition) as amended from time to time, unless earlier terminated pursuant to section 5.03.

Termination

5.03                      Notwithstanding the other provisions of this Agreement, this Agreement shall be terminated as follows:

(a)	forthwith by the Company on written notice to the Consultant in the event of:

(i)	the commission by the Consultant of any material fraudulent act in performing any of the Consultant’s obligations under this Agreement;

(ii)	the commission of any material misrepresentation to the Company by the Consultant;

(iii)	failure of the Consultant to perform his duties and discharge his obligations under this Agreement;

(iv)	the malfeasance or misfeasance of the Consultant in performing his duties and discharging his obligations under this Agreement; or

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(v)	other just cause; or

(b)	forthwith upon the mutual agreements of all the parties to this Agreement; or

(c)

forthwith upon the occurrence of any one of the following events: (A) if either the Company or the Consultant becomes or acknowledges that it is insolvent or makes a voluntary assignment or proposal under bankruptcy legislation applicable to them; (B) if a bankruptcy petition is filed or presented against either the Company or the Consultant and is not continually contested; (C) if any order is made or resolution passed for the winding up, dissolution or liquidation of the Company, or if the Company has its existence otherwise terminated; or (D) either the Company or the Consultant ceases to carry on business in the ordinary course; or

(d)

forthwith by the Company and the Consultant upon the Company and the Consultant being advised in writing by any securities authority having jurisdiction over the affairs of the Company that this Agreement is unsatisfactory for a public company, provided that the Company and the Consultant have entered into a new management agreement on terms and conditions acceptable to the Company, the Consultant and, as necessary, all securities regulatory authorities having jurisdiction over the affairs of the Company.

Effect of Termination

5.04                      Upon the termination of this Agreement, the obligations of the parties shall cease and determine except:

(a)

the Consultant shall deliver to the Company, in a reasonable state of repair, all property, personal or real, owned or leased by the Company and bailed to the Consultant and used by, or in the possession of, the Consultant or any of the Consultant’s employees;

(b)	the provisions of Articles 4 and 5 shall continue to bind the Company and the Consultant; and

(c)	the Company shall pay all amounts due to the Consultant as of such termination date.

Sole Provisions

5.05                      This Agreement may only be terminated in accordance with the provisions of this Article.

ARTICLE 6

GENERAL PROVISIONS

Notices

6.01                      All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by telecopier or hand or mailed postage prepaid addressed as set out on the face page of this Agreement or to such other address as may be given in writing by the parties and shall be deemed to have been received, if delivered by telecopier or hand, on the date of delivery and if mailed as aforesaid to the addresses set out above then on the fifth business day following the posting thereof provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effective if actually delivered.

Time of Essence

6.02                      Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

Arbitration

6.03                      Any dispute or disagreement among the parties with respect to this Agreement may be referred to a single arbitrator pursuant to the Arbitration Act (British Columbia) provided that if the parties are unable to agree on the appointment of a single arbitrator, each of the Company and the Consultant will appoint an arbitrator and the two arbitrators so appointed will appoint a third arbitrator to act as chairman. The determination of the arbitrator or arbitrators will be final and binding on the parties hereto and the cost of arbitration will be borne equally by the Company and the Consultant.

Binding Effect

6.04                      This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

Entire Agreement

6.05                      This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

Further Assurances

6.06                      Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.

Assignment

6.07                      None of the parties may assign or transfer their respective rights under this Agreement without the prior written consent of the other party hereto.

Amendments

6.08                      No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.

Counterparts

6.09                      This Agreement may be executed in several counterparts each of which when executed by any party hereto shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

WITNESSED BY:________________Name________________Address ________________ Address_____________Occupation	/s/ Kevin Tao Su ___________________________ KEVIN TAO SU President, Kevin Su & Company Inc.

ANV SECURITY GROUP INC.

           /s/ Wilson Wang

Per:	Wilson Wang Chairman & CEO

                      November 1, 2011

Dated:	______________
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